EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Itron, Inc. Amended and Restated 2010 Stock Incentive Plan of our reports dated February 25, 2014, with respect to the consolidated financial statements and schedule of Itron, Inc. and the effectiveness of internal control over financial reporting of Itron, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Seattle, Washington
April 30, 2014